Exhibit (a)(1)(I)

NEWS RELEASE	FUJIFILM GROUP

Successful closure of the TOB for Cellular Dynamics International Inc.,

a leading U.S. company in the development and manufacture of iPSCs

May 1, 2015

On April 3, 2015, FUJIFILM Holdings Corporation (President: Mr. Shigehiro Nakajima) (hereafter, “Fujifilm”) launched a tender offer bid (hereafter, “TOB”) offering USD 16.50 per share for the issued and outstanding shares of common stock of Cellular Dynamics International, Inc., a leading company in the development and manufacture of iPS Cells (CEO: Robert Palay, Headquarters: Madison, Wisconsin, USA, NASDAQ listed, Securities code: ICEL) (hereafter, “CDI”). The TOB period expired on April 30, 2015 at 11:59 PM (U.S. Eastern Standard Time). The TOB is now successfully completed. On May 1, 2015 (U.S. Eastern Standard Time), following the completion of the necessary procedures, CDI will become a wholly-owned subsidiary of Fujifilm.

Having Japan Tissue Engineering as its subsidiary, Fujifilm has been strengthening its competitive advantages in the area of regenerative medicines by leveraging its high performance materials and engineering capabilities. Japan Tissue Engineering is a market leader in that field and has therapeutic tissues manufacturing technologies. Fujifilm has now expanded its portfolio in this field further by welcoming CDI, a global leader in drug discovery support through iPS Cells related technologies and knowhow, into its group. Fujifilm will seek to become a global leader of regenerative medicines by concentrating technologies and know how in the expanded group.

The TOB details as below;

Details

1. Overview of the TOB

1. Company placing the bid:

A special-purpose company (SPC) established for the purpose of the acquisition under a US subsidiary of Fujifilm.

2. Company being bid on:

Cellular Dynamics International, Inc.

3. Type of stock certificates, etc. to be purchased:

Common stock.

4. Offer price:

USD 16.50 per share.

5. Funds required to purchase:

Approximately USD 307 million (expected).

This represents the funds required for the purchase of all of the shares of CDI common stock, including options, warrants, and all other equity securities.

FUJIFILM Holdings Corporation: 7-3, Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Completion of the acquisition is not subject to any financing conditions and Fujifilm possesses sufficient funds to complete the acquisition.

6. Offer period:

April 3, 2015 to April 30, 2015 (U.S. Eastern Standard Time)

7. Minimum tender condition:

The SPC will make the purchase if the number of shares tendered is greater than the minimum threshold set forth in the agreement with CDI regarding the acquisition.

2. Results of the TOB

1. Acquisition status as of April 30, 2015 at 11:59 PM (US Eastern Standard Time):

Percentage of outstanding shares planned to be purchased in the TOB: 100%.

Percentage (number) of outstanding shares tendered: approximately 90.9% (14,409,372 shares).

(including approximately 0.6% (94,182 shares) tendered through Notice of Guaranteed Delivery*)

2. Outcome:

The number of shares tendered exceeds the minimum threshold set forth in the agreement with CDI regarding the acquisition, so the SPC will purchase all shares tendered

3. Funds required for the purchase of the shares:

Approximately USD 238 million.

*	Notice of Guaranteed Delivery

Notice of Guaranteed Delivery is a document enabling stockholder who is unable for certain reasons to complete the required procedures to tender shares prior to the expiration of the tender offer to do so through an eligible financial institution within three trading days following the closing of the tender offer.

3. Plans after the TOB is finalized

On May 1, 2015 (US Eastern Standard Time), after the completion of the purchase, the SPC will merge with CDI, the surviving company, in a short form merger based on Wisconsin state law, after which CDI will become a wholly-owned subsidiary of a Fujifilm subsidiary in the U.S.

4. Forecast

The effects of this purchase on the consolidated earnings forecast of Fujifilm for this fiscal year will be minimal, and have already been factored into the forecast.

MEDIA CONTACTS:

•        FUJIFIILM Holdings Corporation, Corporate Planning Division, Corporate Communications office:

Tel: +81-3- 6271-2000

• Edelman U.S.A.:	Tel. +1-212-729-2463; Mobile +1-646-775-8337 (Suvanto)

Tel. +1- 212-642-7737; Mobile +1-917-283-8437 (Bowles)